Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271340

Prospectus Supplement No. 6

(to prospectus dated April 19, 2023)

CXApp Inc.

6,977,776 Shares of Common Stock

10,280,000 Warrants to Purchase Shares of Common Stock

24,080,000 Shares of Common Stock Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 19, 2023 (as supplemented to date, the “Prospectus”), related to (i) the resale of up to 6,977,776 shares of common stock, par value $0.0001 per share (the “common stock”) previously issued to certain of the Selling Securityholders (as defined in the Prospectus) at a price of approximately $0.004 per share, (ii) the resale of up to 10,280,000 private placement warrants to purchase common stock at an exercise price of $11.50 per share, which were originally issued to our Sponsor (as defined in below) and the Direct Anchor Investors (as defined below) in a private placement at a price of $1.00 per private placement warrant, (iii) 24,080,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase common stock, which are comprised of 13,800,000 shares of common stock issuable upon exercise of the public warrants and 10,280,000 shares of common stock issuable upon exercise of the private placement warrants, and (iv) the resale of up to 10,280,000 shares of common stock issuable upon exercise of the private warrants held by KINS Capital LLC (“Sponsor”), its affiliates and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors”), with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 9, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are traded on the The Nasdaq Capital Market (“Nasdaq”) under the symbols “CXAI” and “CXAIW”, respectively. On March 13, 2024, the closing price of our common stock was $3.24 per share and the closing price of our warrants was $0.17 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2024 (January 3, 2024)

CXApp Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39642	85-2104918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Four Palo Alto Square, Suite 200 3000 El Camino Real Palo Alto, CA	94306
(Address of principal executive offices)	(Zip Code)

(650) 575-4456

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CXAI	The Nasdaq Stock Market LLC
Warrants to purchase common stock	CXAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Product Officer

In connection with the realignment described below, on January 3, 2024, it was determined that Leon Papkoff, Chief Product Officer, will separate from CXApp Inc. (the “Company”) effective January 4, 2024. The decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Papkoff’s separation from employment will be treated per his employment agreement with the Company dated March 29, 2023.

Item 8.01 Other Events.

Company Realignment & Reorganization

On January 3, 2024, the Company decided to streamline operations with a reorganization to drive efficiency using advanced technologies and a regional product and engineering support model. The Company is fully committed to all of its existing products and customers as well as its roadmap of AI based analytics and applications. As a result of this realignment, the Company expects operational efficiences in excess of 25% as well as enhanced customer experiences moving forward.

Forward-Looking Statements

This report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished with this Form 8-K:

Exhibit No.	Description of Exhibit
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CXApp Inc.

Date: January 9, 2024	By:	/s/ Khurram P. Sheikh
	Name:	Khurram P. Sheikh
	Title:	Chairman and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CXAPP INC.

Date: March 14, 2024	By:	/s/ Khurram P. Sheikh
	Name:	Khurram P. Sheikh
	Title:	Chairman and Chief Executive Officer